Exhibit 3.7

CERTIFICATE OF DETERMINATION

SERIES C CONVERTIBLE

PERPETUAL PREFERRED STOCK

OF

HERITAGE COMMERCE CORP

Pursuant to Section 401 of the Corporations Code of the State of California:

We, Lawrence D. McGovern, Executive Vice President, and Debbie Reuter, Secretary, of Heritage Commerce Corp, a corporation organized and existing under the laws of California (hereinafter called the “Corporation”) do hereby certify as follows:

1.         On June 17, 2010, the Board of Directors of the Corporation adopted a resolution designating 21,050 shares of Preferred Stock as Series C Convertible Perpetual Preferred Stock.

2.         A Certificate of Determination Series C Convertible Perpetual Preferred Stock was filed with the California Secretary of State on June 17, 2010 creating the Series C Convertible Perpetual Preferred Stock.

3.         No shares of Series C Convertible Perpetual Preferred Stock are currently outstanding.

4.         Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, the following resolution was duly adopted by the Board of Directors on March 28, 2019 to decrease the authorized number of shares of “Series Convertible Perpetual Preferred Stock” to zero (0) and such series will no longer be in force or be an authorized series of Preferred Stock of the Corporation.

RESOLVED, that in order to implement the revocation of the series of Preferred Stock designated as “Series C Convertible Perpetual Preferred Stock” in the Certificate of Determination filed with the California Secretary of State on June 17, 2010, the authorized number of shares of constituting “Series C Convertible Cumulative Perpetual Preferred Stock” shall be zero (0) and such series will no longer be in force or be an authorized series of Preferred Stock of Corporation.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: March 28, 2019
/s/ LAWRENCE D. MCGOVERN
Executive Vice President

/s/ DEBBIE REUTER
Secretary